EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CanWest Petroleum Corporation

We consent to the incorporation by reference in the registration statement dated on or about January 23, 2006 on Form S-8 of CanWest Petroleum Corporation (An Exploration Stage Company) of our auditors' report dated July 22, 2005 on the consolidated balance sheets of CanWest Petroleum Corporation as at April 30, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the three years ended April 30, 2005, 2004 and 2003 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2005.

/s/ Pannell Kerr Forster

Registered with the Public Company Accounting Oversight Board as “Smythe Ratcliffe”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
January 23, 2006